Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 13, 2025, with respect to the statement of assets and liabilities (in organization) of Bitwise Chainlink ETF, as of October 22, 2025, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1.

/s/ KPMG LLP

New York, New York

January 5, 2026